Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coronado Global Resources Inc.:

We consent to the use of our report dated February 24, 2020, with respect to the consolidated balance sheets of Coronado Global Resources Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, stockholders’ equity/members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Richmond, Virginia

October 20, 2020